Exhibit 99.1

Media Contact Clark Finley 203-578-2287 cfinley@websterbank.com	Investor Contact Terry Mangan 203-578-2318 tmangan@websterbank.com

WEBSTER REPORTS 2007 THIRD QUARTER EARNINGS

Third Quarter Highlights:

•

Diluted earnings per share of $.64 (includes the effect of an $11.0 million or $.14 per share increase in the provision for credit losses compared with the second quarter of 2007 that is specifically related to the Company’s consumer home equity portfolio).

•	Achieved positive operating leverage of 0.8 percent in the quarter.

•	Repurchased over 1.1 million shares of common stock during the quarter while maintaining capital ratios within target ranges.

•	Opened new branches in September 2007 in New Rochelle, New York and Longmeadow, Massachusetts; 27 branches now opened since 2002.

WATERBURY, Conn., October 23, 2007 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $35.0 million or $.64 per diluted share for the third quarter of 2007, compared to $35.5 million or $.63 per share for the second quarter of 2007 and $9.0 million or $.17 per share for the third quarter of 2006. Results in the third quarter of 2007 reflect an increase in the provision for credit losses of $11.0 million compared to the second quarter of 2007 ($7.6 million net of tax or $.14 per diluted share) in connection with the Company’s home equity portfolio. For the first nine months of 2007, net income totaled $105.5 million, or $1.89 per diluted share, compared to $96.0 million, or $1.80 per diluted share a year ago.

“In an otherwise solid quarter, we have increased our provision for credit losses based on higher delinquency and non-accrual loans in our home equity portfolio, specifically for nationally originated loans with high combined loan to value,” stated Webster Chairman and Chief Executive Officer James C. Smith. “Delinquency for the month of September rose substantially, and we believe taking this step is prudent given this emerging trend.”

Commercial loans (consisting of commercial and industrial and commercial real estate) and consumer loans posted solid growth year over year to $8.7 billion at September 30, 2007, up 7 percent from September 30, 2006. Commercial and consumer loans represent 70 percent of total loans at September 30, 2007 compared to 63 percent a year ago. “We are intensely focused on our direct, core franchise business and our progress is evident” stated Webster President and Chief Operating Officer William T. Bromage.

Revenues

Total revenue, which consists of net interest income plus total noninterest income, totaled $187.3 million in the third quarter. This compares to total revenue of $192.2 million in the second quarter apart from a $2.1 million gain on Webster Capital Trust I and II securities held by Webster and $178.2 million a year ago apart from a $48.9 million charge in connection with an available for sale securities portfolio repositioning. Deducting securities gains from each period results in adjusted total revenue of $186.8 million in the third quarter, $191.7 million in the second quarter and $175.9 million a year ago, or growth of 6.2 percent for the third quarter of 2007 compared to the third quarter of 2006.

Net interest income totaled $127.1 million in the third quarter compared to $130.4 million in the second quarter and $122.4 million a year ago. Average interest-earning assets have been lower in 2007 compared to a year ago as a result of Webster’s balance sheet repositioning actions, with the third quarter of 2007 being 7 percent lower than the third quarter of 2006. However, Webster’s net interest margin (annualized tax-equivalent net interest income as a percentage of average earning assets) has improved compared to year-ago levels. The net interest margin was 3.38 percent in the third quarter of 2007 compared to 3.01 percent in the third quarter of 2006, with the 37 basis point increase in the net interest margin contributing to 4 percent growth in net interest income compared to a year ago. The net interest margin of 3.38 percent in the third quarter declined by 9 basis points from the second quarter, mainly due to the effect of increased share repurchase activity and the impact of the issuance of $200 million in trust preferred securities in June 2007. The spread between the yield on loans and the cost of deposits was 3.84 percent in the third quarter compared to 3.93 percent in the second quarter and 3.89 percent a year ago.

Total noninterest income was $60.2 million in the third quarter. This compares to $64.0 million in the second quarter, which included a $2.1 million gain on Webster Capital Trust I and II securities held by Webster, and $6.8 million a year ago, which was reduced by the $48.9 million securities portfolio repositioning charge. Deposit service fees totaled $30.0 million compared to $28.8 million in the second quarter and $25.3 million a year ago, the growth partly reflecting the growth in core deposits and the recent implementation of a new consumer fee structure. Insurance revenue was $8.9 million compared to $9.1 million in the second quarter and $9.8 million a year ago. Loan-related fees were $7.7 million compared to

$7.9 million in the second quarter and $7.8 million a year ago. Wealth and investment services revenues totaled $7.1 million compared to $7.6 million in the second quarter and $6.7 million a year ago. Income from mortgage banking activities was $1.8 million in the third quarter compared to income of $4.0 million in the second quarter, inclusive of a $948,000 write-down on $96.3 million of loans previously held for sale that were transferred into portfolio, and a loss of $0.2 million a year ago. Other non-interest income was $1.6 million compared to $1.4 million in the second quarter and $1.7 million a year ago.

Provision For Credit Losses

The provision for credit losses was $15.25 million compared to $4.25 million in the second quarter and $3.0 million a year ago. $11.0 million of the provision for credit losses recorded in the third quarter was specifically for the Company’s $3.2 billion home equity loan and lines of credit portfolio. The increase in provision compared with second quarter 2007 is based on the Company’s analysis of third quarter data developed post quarter end. This takes into account the higher level of estimated losses inherent in this portfolio at September 30, 2007 and reflects recent adverse trends in property values and delinquencies, including higher September delinquencies on the home equity loans secured by properties outside the Company’s retail banking footprint.

Net loan charge-offs totaled $4.0 million during the third quarter of 2007 compared to $4.2 million in the second quarter and $3.1 million a year ago. Included in net charge-offs in the third and second quarters of 2007 were $0.5 million and $0.6 million, respectively, of consumer overdraft losses. Prior to the second quarter, overdraft losses were shown as a reduction of deposit fee income. The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $164.0 million, or 1.32 percent of total loans at September 30, 2007 compared to $152.8 million, or 1.23 percent at June 30, 2007 and $156.3 million, or 1.20 percent at September 30, 2006.

Noninterest Expenses

Total noninterest expenses were $121.7 million in the third quarter, or $121.2 million apart from $0.5 million of severance and other costs. This compares to $138.1 million in the second quarter, which included $8.9 million of debt redemption premium costs related to prepayment of the capital trust securities and $5.3 million of severance and other costs in connection with Webster’s recently completed strategic review, and $115.9 million a year ago, which included $0.9 million of acquisition costs. Noninterest expenses declined by $2.6 million from the second quarter of 2007 (excluding the effect of the debt redemption premium and severance and other costs). Noninterest expenses increased by 5.4 percent for the third quarter of 2007 compared to the third quarter of 2006 (excluding the current quarter severance and other costs and the acquisition costs of $0.9 million incurred in the year ago period).

Webster Chief Financial Officer Jerry Plush noted: “The effects of the repositioning steps we have taken over the past 15 months are now evidenced by our achieving positive operating leverage with adjusted revenue growth exceeding expense growth compared to a year ago. We’re committed to further reducing expenses in low contribution businesses identified in our recently completed strategic review and to centralizing shared services functions, which should benefit operating leverage in future periods.”

Balance Sheet Trends

Total assets were $16.8 billion at September 30, 2007 compared to $18.1 billion a year ago, with the decrease primarily related to balance sheet repositioning actions taken in the fourth quarter of 2006 and first quarter 2007. Total loans were $12.4 billion, a decrease of $0.6 billion, or 5 percent, from a year ago, as residential loans declined by $1.2 billion primarily due to repositioning actions. Securities totaled $2.5 billion and declined by $0.8 billion, or 24 percent from a year ago. Total deposits were $12.6 billion, an increase of $0.3 billion, or 2 percent from a year ago, which includes a $0.6 billion decline in brokered deposits. Excluding the decline in brokered deposits, retail deposits increased $0.9 billion with contributions from the branches acquired from the NewMil Bank acquisition, organic growth from our branch network and growth in health savings account deposits at HSA Bank.

The $0.6 billion reduction in loans, $0.8 billion reduction in securities and $0.3 billion of total deposit growth, each compared to a year ago, contributed to a $1.7 billion reduction in wholesale borrowings over the past year. Wholesale borrowings declined to 14 percent of total assets at September 30, 2007 compared to 22 percent a year ago.

The loan to deposit ratio was 99 percent at September 30, 2007 compared to 97 percent at June 30 and 106 percent a year ago. Improvement from a year ago reflects completion of balance sheet repositioning actions and the increase in deposits over the past year.

Book value per common share of $33.73 at September 30, 2007 increased from $32.02 a year ago. Tangible book value per share was $18.77 at September 30, 2007 compared to $19.11 a year ago. The ratio of tangible equity to tangible assets increased to 6.17 percent at September 30, 2007 compared to 5.66 percent a year ago.

Capital

Webster repurchased 1,152,800 shares of its common stock during the third quarter at a total cost of $48.9 million. As of September 30, 2007, Webster had 0.7 million shares of remaining availability under the 2.8 million share repurchase authorization that was announced on June 5, 2007 and 2.7 million shares of availability under an additional authorization that was announced on September 26, 2007, for combined availability of approximately 3.4 million shares.

Mr. Plush noted: “Our improved capital position enabled us to repurchase over 1.1 million shares in the quarter and 3.1 million shares year to date while maintaining our principal capital ratios within the target ranges we outlined in our most recent investor presentation in September. We intend to continue to selectively repurchase our shares given the current level of our stock price.”

Asset Quality

Nonperforming assets totaled $104.2 million, or 0.84 percent of total loans and other real estate owned at September 30, 2007, compared to $78.7 million, or 0.63 percent, at June 30 and $61.4 million, or 0.47 percent, a year ago. Nonperforming assets in the residential portfolio totaled $34.3 million at September 30 compared to $27.4 million at June 30 and $7.6 million a year ago, with the majority of the increase coming from residential construction loans originated by Webster’s National Wholesale Lending operation. Webster previously announced it had discontinued residential construction lending outside of its New England market area, and has allocated reserves against these loans. Nonperforming assets in the consumer portfolio totaled $19.5 million at September 30 compared to $12.3 million at June 30 and $3.6 million a year ago, with the majority of the increase coming from home equity loans and lines of credit originated out of footprint. Webster is currently following a retail/in market origination strategy in its ongoing home equity activity.

The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $164.0 million, or 1.32 percent of total loans, at September 30, 2007 compared to $152.8 million, or 1.23 percent at June 30, 2007 and $156.3 million, or 1.20 percent at September 30, 2006. The ratio of the allowance for credit losses to nonperforming loans was 172 percent at September 30, 2007 compared to 211 percent at June 30 and 264 percent a year ago.

***

Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $16.8 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 179 banking offices, 339 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.

For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.

***

Conference Call

A conference call covering Webster’s 2007 third quarter earnings announcement will be held today, Tuesday, October 23, at 9:00 a.m. EDT and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8293 or 201-689-8349 internationally. The call will be archived on the website and available for future retrieval.

Forward-looking Statements

Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2006. Except as required by law, Webster does not undertake to update any such forward looking information.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. A reconciliation of net income and other performance ratios, as adjusted is included in the accompanying selected financial highlights table.

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We utilize these measures for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

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WEBSTER FINANCIAL CORPORATION

	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
(In thousands, except per share data)	2007	2006 (c)	2007	2006 (c)

Adjusted net income and performance ratios, net of tax (annualized):

Net income	$34,968	$8,997	$105,471	$95,992
Net debt prepayment expense	—	—	4,427	—
Software development cost write-off	—	—	2,212	—
Severance costs	294	—	2,951	—
Closing costs-Peoples Mortgage Company	—	—	1,509	—
Write-down of construction loans held for sale	—	—	1,071	—
Recognition of loss on AFS securities	—	31,768	—	31,768

Adjusted net income	35,262	40,765	117,641	127,760
Net income per diluted common share	0.65	0.77	2.11	2.40
Return on average shareholders’ equity	7.70%	9.80%	8.37%	10.23%
Return on average tangible equity	13.68	16.55	14.65	17.27
Return on average assets	0.84	0.91	0.93	0.95
Noninterest income as a percentage of total revenue	32.16	31.28	31.97	30.69
Efficiency ratio (a)	64.72	65.03	65.62	64.37

Net income and performance ratios (annualized):

Net income	$34,968	$8,997	$105,471	$95,992
Net income per diluted common share	0.64	0.17	1.89	1.80
Return on average shareholders’ equity	7.63%	2.17%	7.50%	7.70%
Return on average tangible equity	13.57	3.66	13.13	13.01
Return on average assets	0.83	0.20	0.83	0.72
Noninterest income as a percentage of total revenue	32.16	5.30	32.03	23.89
Efficiency ratio (a)	64.96	89.61	68.95	70.68

Asset quality:

Allowance for credit losses	$164,011	$156,331	$164,011	$156,331
Nonperforming assets	104,174	61,416	104,174	61,416
Allowance for credit losses / total loans	1.32%	1.20%	1.32%	1.20%
Net charge-offs / average loans (annualized)	0.13	0.10	0.15	0.08
Nonperforming loans / total loans	0.77	0.45	0.77	0.45
Nonperforming assets / total loans plus OREO & repos	0.84	0.47	0.84	0.47
Allowance for credit losses / nonperforming loans	172.06	264.47	172.06	264.47

Other ratios (annualized):

Tangible capital ratio	6.17%	5.66%	6.17%	5.66%
Shareholders’ equity / total assets	10.72	9.26	10.72	9.26
Interest-rate spread	3.29	2.93	3.32	3.06
Net interest margin	3.38	3.01	3.42	3.13

Share related:

Book value per common share	$33.73	$32.02	$33.73	32.02
Tangible book value per common share	18.77	19.11	18.77	19.11
Common stock closing price	42.12	47.11	42.12	47.11
Dividends declared per common share	0.30	0.27	0.87	0.79
Common shares issued and outstanding	53,520	52,476	53,520	52,476
Basic shares (average)	53,735	52,241	55,166	52,654
Diluted shares (average)	54,259	52,871	55,753	53,276

Footnotes:

(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	For purposes of the yield computation, unrealized gains (losses) are excluded from the average balance.

(c)	Certain previously reported information has been revised for the effect of a $4.2 million reduction in insurance commissions receivable, including a $2.7 million after-tax reduction in shareholders’ equity. There was no effect on net income for the periods presented.

Consolidated Statements of Condition (unaudited)

(In thousands)	September 30, 2007	June 30, 2007	September 30, 2006 (c)
Assets:

Cash and due from depository institutions	$264,929	$293,223	$243,434
Short-term investments	80,270	8,222	9,562
Securities:
Trading, at fair value	635	5,935	2,848
Available for sale, at fair value	455,508	411,309	2,249,935
Held-to-maturity	2,051,277	2,046,891	1,064,188

Total securities	2,507,420	2,464,135	3,316,971
Loans held for sale	211,659	372,891	309,149

Loans:
Residential mortgages	3,677,682	3,736,313	4,845,198
Commercial	3,562,394	3,554,846	3,368,164
Commercial real estate	1,896,566	1,938,656	1,770,674
Consumer	3,283,914	3,210,457	3,037,674

Total loans	12,420,556	12,440,272	13,021,710
Allowance for loan losses	(154,532)	(144,974)	(147,446)

Loans, net	12,266,024	12,295,298	12,874,264

Accrued interest receivable	86,654	85,078	93,844
Premises and equipment, net	197,852	194,412	189,562
Goodwill and other intangible assets	816,471	818,422	692,388
Cash surrender value of life insurance	266,729	264,100	245,108
Prepaid expenses and other assets	147,399	151,475	161,803

Total Assets	$16,845,407	$16,947,256	$18,136,085

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,479,503	$1,544,695	$1,453,317
NOW accounts	1,664,025	1,797,701	1,559,584
Money market deposit accounts	2,065,474	1,916,097	2,078,797
Savings accounts	2,211,125	2,194,215	1,838,494
Certificates of deposit	4,847,060	4,965,140	4,477,191
Brokered deposits	286,806	401,213	896,670

Total deposits	12,553,993	12,819,061	12,304,053

Federal Home Loan Bank advances	628,445	531,117	1,867,393
Securities sold under agreements to repurchase and other short-term debt	994,624	899,852	1,466,845
Long-term debt	666,236	656,455	636,028
Reserve for unfunded credit commitments	9,479	7,776	8,885
Accrued expenses and other liabilities	178,010	185,767	163,192

Total liabilities	15,030,787	15,100,028	16,446,396

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,805,043	1,837,651	1,680,112

Total Liabilities and Shareholders’ Equity	$16,845,407	$16,947,256	$18,136,085

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2007	2006	2007	2006
Interest income:
Loans	$212,847	$215,094	$632,348	$617,765
Securities and short-term investments	34,163	40,883	100,006	121,612
Loans held for sale	4,616	4,366	18,284	11,022

Total interest income	251,626	260,343	750,638	750,399

Interest expense:
Deposits	94,484	85,058	271,797	220,005
Borrowings	30,083	52,849	93,348	150,994

Total interest expense	124,567	137,907	365,145	370,999

Net interest income	127,059	122,436	385,493	379,400
Provision for credit losses	15,250	3,000	22,500	8,000

Net interest income after provision for credit losses	111,809	119,436	362,993	371,400

Noninterest income:
Deposit service fees	29,956	25,252	84,068	71,271
Insurance revenue	8,948	9,793	28,210	30,505
Loan related fees	7,661	7,760	23,502	24,746
Wealth and investment services	7,142	6,738	21,657	20,022
Mortgage banking activities	1,849	(185)	8,040	5,626
Increase in cash surrender value of life insurance	2,629	2,368	7,749	7,053
Gain on sale of securities, net	482	2,307	1,526	4,021
Other	1,568	1,693	4,759	4,752

	60,235	55,726	179,511	167,996
Loss on write-down of AFS securities to fair value	—	(48,879)	—	(48,879)
Gain on Webster Capital Trust I and II securities	—	—	2,130	—

Total noninterest income	60,235	6,847	181,641	119,117

Noninterest expenses:
Compensation and benefits	66,958	62,050	202,237	191,638
Occupancy	12,516	11,977	39,099	35,983
Furniture and equipment	15,039	13,840	45,397	41,397
Intangible amortization	2,153	3,079	8,970	11,000
Marketing	4,134	4,211	12,554	12,127
Professional services	3,557	4,302	11,791	11,310
Other	16,867	15,523	51,794	47,951

	121,224	114,982	371,842	351,406
Debt redemption premium	—	—	8,940	—
Severance and other costs	452	—	10,265	—
Acquisition costs	—	868	—	933

Total noninterest expenses	121,676	115,850	391,047	352,339

Income before income taxes	50,368	10,433	153,587	138,178
Income taxes	15,400	1,436	48,116	42,186

Net income	$34,968	$8,997	$105,471	$95,992

Diluted shares (average)	54,259	52,871	55,753	53,276

Net income per common share:
Basic	$0.65	$0.17	$1.91	$1.82
Diluted	0.64	0.17	1.89	1.80

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
(In thousands, except per share data)	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006
Interest income:
Loans	$212,847	$210,337	$209,164	$225,634	$215,094
Securities and short-term investments	34,163	32,563	33,280	32,514	40,883
Loans held for sale	4,616	7,419	6,249	6,191	4,366

Total interest income	251,626	250,319	248,693	264,339	260,343

Interest expense:
Deposits	94,484	89,683	87,630	90,195	85,058
Borrowings	30,083	30,283	32,982	44,994	52,849

Total interest expense	124,567	119,966	120,612	135,189	137,907

Net interest income	127,059	130,353	128,081	129,150	122,436
Provision for credit losses	15,250	4,250	3,000	3,000	3,000

Net interest income after provision for credit losses	111,809	126,103	125,081	126,150	119,436

Noninterest income:
Deposit service fees	29,956	28,758	25,354	25,494	25,252
Insurance revenue	8,948	9,141	10,121	8,301	9,793
Loan related fees	7,661	7,901	7,940	9,643	7,760
Wealth and investment services	7,142	7,637	6,878	7,161	6,738
Mortgage banking activities	1,849	3,962	2,229	2,917	(185)
Increase in cash surrender value of life insurance	2,629	2,586	2,534	2,550	2,368
Gain (loss) on sale of securities, net	482	503	541	(2,732)	2,307
Other	1,568	1,367	1,824	3,733	1,693

	60,235	61,855	57,421	57,067	55,726
Gain on Webster Capital Trust I and II securities	—	2,130	—	—	—
Loss on write-down of AFS securities to fair value	—	—	—	—	(48,879)
Loss on sale of mortgage loans	—	—	—	(5,713)	—

Total noninterest income	60,235	63,985	57,421	51,354	6,847

Noninterest expenses:
Compensation and benefits	66,958	66,888	68,391	64,142	62,050
Occupancy	12,516	13,200	13,383	13,403	11,977
Furniture and equipment	15,039	15,389	14,969	14,637	13,840
Intangible amortization	2,153	3,344	3,473	3,473	3,079
Marketing	4,134	4,209	4,211	3,350	4,211
Professional services	3,557	3,432	4,802	5,457	4,302
Other	16,867	17,398	17,529	16,129	15,523

	121,224	123,860	126,758	120,591	114,982
Debt redemption premium	—	8,940	—	—	—
Severance and other costs	452	5,291	4,522	—	—
Acquisition costs	—	—	—	2,018	868

Total noninterest expenses	121,676	138,091	131,280	122,609	115,850

Income before income taxes	50,368	51,997	51,222	54,895	10,433
Income taxes	15,400	16,530	16,186	17,097	1,436

Net income	$34,968	$35,467	$35,036	$37,798	$8,997

Diluted shares (average)	54,259	56,243	56,762	56,452	52,871

Net income per common share:
Basic	$0.65	$0.64	$0.62	$0.68	$0.17
Diluted	0.64	0.63	0.62	0.67	0.17

See Selected Financial Highlights for footnotes.

Interest-Rate Spread (unaudited)

	Three Months Ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
Interest-rate spread
Yield on interest-earning assets	6.61%	6.62%	6.61%	6.52%	6.31%
Cost of interest-bearing liabilities	3.32	3.25	3.29	3.38	3.38

Interest-rate spread	3.29%	3.37%	3.32%	3.14%	2.93%

Net interest margin	3.38%	3.47%	3.41%	3.23%	3.01%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended September 30,	2007			2006
(Dollars in thousands)	Average balance	Interest	Fully tax- equivalent yield/rate	Average balance (c)	Interest	Fully tax- equivalent yield/rate
Assets:
Interest-earning assets:
Loans	$12,390,191	$212,847	6.80%	$12,813,385	$215,094	6.65%
Securities (b)	2,470,938	35,783	5.79	3,347,060	43,000	5.06
Loans held for sale	297,330	4,616	6.21	277,181	4,366	6.30
Short-term investments	91,362	1,185	5.08	18,484	190	4.02

Total interest-earning assets	15,249,821	254,431	6.61	16,456,110	262,650	6.31

Noninterest-earning assets	1,597,950			1,496,171

Total assets	$16,847,771			$17,952,281

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,512,450	$—	—%	$1,451,171	$—	—%
Savings, NOW and money market deposit accounts	5,909,836	34,832	2.34	5,445,159	28,258	2.06
Time deposits	5,224,511	59,652	4.53	5,308,496	56,800	4.23

Total deposits	12,646,797	94,484	2.96	12,204,826	85,058	2.76

Federal Home Loan Bank advances	589,427	6,906	4.58	2,069,417	26,328	4.98
Repurchase agreements and other short-term debt	949,452	10,733	4.42	1,215,371	13,764	4.43
Long-term debt	661,075	12,444	7.53	627,379	12,757	8.13

Total borrowings	2,199,954	30,083	5.40	3,912,167	52,849	5.31

Total interest-bearing liabilities	14,846,751	124,567	3.32	16,116,993	137,907	3.38

Noninterest-bearing liabilities	159,375			165,298

Total liabilities	15,006,126			16,282,291
Preferred stock of subsidiary corporation	9,577			9,577
Shareholders’ equity	1,832,068			1,660,413

Total liabilities and shareholders’ equity	$16,847,771			$17,952,281

		129,864			124,743
Less: tax-equivalent adjustment		(2,805)			(2,307)

Net interest income		$127,059			$122,436

Interest-rate spread			3.29%			2.93%

Net interest margin			3.38%			3.01%

See Selected Financial Highlights for footnotes.

5

Consolidated Average Statements of Condition (unaudited)

Nine Months Ended September 30,	2007			2006
(Dollars in thousands)	Average balance	Interest	Fully tax- equivalent yield/rate	Average balance (c)	Interest	Fully tax- equivalent yield/rate

Assets:
Interest-earning assets:
Loans	$12,380,468	$632,348	6.78%	$12,611,701	$617,765	6.51%
Securities (b)	2,402,321	105,023	5.84	3,490,595	127,810	4.81
Loans held for sale	390,651	18,284	6.24	245,559	11,022	5.98
Short-term investments	73,122	2,913	5.25	24,038	709	3.89

Total interest-earning assets	15,246,562	758,568	6.61	16,371,893	757,306	6.13

Noninterest-earning assets	1,598,840			1,498,577

Total assets	$16,845,402			$17,870,470

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,511,333	$—	—%	$1,453,435	$—	—%
Savings, NOW and money market deposit accounts	5,733,793	93,982	2.19	5,375,789	70,555	1.75
Time deposits	5,256,838	177,815	4.52	5,122,366	149,450	3.89

Total deposits	12,501,964	271,797	2.91	11,951,590	220,005	2.46

Federal Home Loan Bank advances	743,770	26,490	4.70	2,235,163	76,153	4.49
Repurchase agreements and other short-term debt	970,515	33,208	4.51	1,244,686	38,200	4.05
Long-term debt	591,331	33,650	7.59	632,257	36,641	7.73

Total borrowings	2,305,616	93,348	5.36	4,112,106	150,994	4.86

Total interest-bearing liabilities	14,807,580	365,145	3.29	16,063,696	370,999	3.07

Noninterest-bearing liabilities	154,169			134,520

Total liabilities	14,961,749			16,198,216

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,874,076			1,662,677

Total liabilities and shareholders’ equity	$16,845,402			$17,870,470

		393,423			386,307
Less: tax-equivalent adjustment		(7,930)			(6,907)

Net interest income		$385,493			$379,400

Interest-rate spread			3.32%			3.06%

Net interest margin			3.42%			3.13%

See Selected Financial Highlights for footnotes.

	At or for the Three Months Ended
(Unaudited) (Dollars in thousands)	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

Asset Quality

Nonperforming loans:
Commercial:
Commercial	$25,845	$20,142	$13,679	$21,105	$29,321
Equipment financing	5,054	2,584	2,405	2,616	2,450

Total commercial	30,899	22,726	16,084	23,721	31,771

Commercial real estate	14,238	12,242	18,524	17,618	16,811
Residential	33,297	26,683	13,473	11,307	7,032
Consumer	16,887	10,875	10,808	6,266	3,496

Total nonperforming loans	95,321	72,526	58,889	58,912	59,110

Other real estate owned and repossessed assets:
Commercial	5,233	3,950	4,833	1,922	1,573
Residential	985	711	350	383	607
Consumer	2,635	1,467	758	608	126

Total other real estate owned and repossessed assets	8,853	6,128	5,941	2,913	2,306

Total nonperforming assets	$104,174	$78,654	$64,830	$61,825	$61,416

Accruing loans 90 or more days past due	$1,286	$2,088	$4,636	$1,490	$4,609

Allowance for Credit Losses

Beginning balance	$152,750	$152,660	$154,994	$156,331	$156,471
Provision	15,250	4,250	3,000	3,000	3,000
Allowance for acquired loans	—	—	—	4,724	—

Charge-offs:
Commercial	1,992	2,034	2,293	9,352	3,369
Residential	433	286	2,581	199	46
Consumer	2,582	3,176	1,993	454	265

Total charge-offs	5,007	5,496	6,867	10,005	3,680
Recoveries	(1,018)	(1,336)	(1,533)	(944)	(540)

Net loan charge-offs	3,989	4,160	5,334	9,061	3,140

Ending balance	$164,011	$152,750	$152,660	$154,994	$156,331

Components:
Allowance for loan losses	$154,532	$144,974	$145,367	$147,719	$147,446
Reserve for unfunded credit commitments	9,479	7,776	7,293	7,275	8,885

Allowance for credit losses	$164,011	$152,750	$152,660	$154,994	$156,331

Asset Quality Ratios:

Allowance for loan losses / total loans	1.24%	1.17%	1.18%	1.14%	1.13%
Allowance for credit losses / total loans	1.32	1.23	1.24	1.20	1.20
Net charge-offs / average loans (annualized)	0.13	0.14	0.17	0.27	0.10
Nonperforming loans / total loans	0.77	0.58	0.48	0.46	0.45
Nonperforming assets / total loans plus OREO & repos	0.84	0.63	0.53	0.48	0.47
Allowance for credit losses / nonperforming loans	172.06	210.61	259.23	263.09	264.47

See Selected Financial Highlights for footnotes.